Exhibit (p)(3)

Code of Ethics

Merlin Capital LLC
dba Merlin Asset Management

EXECUTIVE SUMMARY
An investment advisor’s code of ethics sets forth standards of conduct and requires supervised persons to comply with applicable securities laws. The Code of ethics must address personal trading, including the reporting of personal securities holdings and transactions and the pre-approval of certain investments. This document contains the Code of Ethics.
COVERED PERSONS
Michael Obuchowski is covered (covered persons) under the Merlin Asset Management Code of Ethics.  Covered persons are required to adhere to all policies, as described herein.
COMPLIANCE WITH SECURITIES LAW
Covered persons are required to abide by applicable securities laws and are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client to:
•	Defraud a client in any manner
•	Mislead a client, including by making any statement that omits material facts
•	Engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit on a client
•	Engage in any manipulative practice with respect to a client
•	Engage in any manipulative practice with respect to securities, including price manipulation
•	Favor the interests of one client over another client
•	Profit personally, directly or indirectly, as a result of knowledge about a security or a transaction
CONFLICT OF INTEREST
When dealing with investment advisory clients and services, covered persons have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Covered persons must fully disclose all material facts concerning any conflicts of interest and should avoid even the appearance of a conflict of interest.
INSIDER TRADING
Covered persons may not trade a security while in possession of material non-public information about the security. Additionally, covered persons may not disseminate or “tip” such information to others who may trade the security. Material information includes any information that a reasonable investor would consider in making an investment decision. Non-public information is information that has not been disseminated in a manner that would make it generally available to investors.  A covered person who has reason to believe that he or she, or a customer, is in possession of “inside information” should counsel prior to taking any action.
PROTECTING CONFIDENTIALITY
In the course of normal business activities, covered persons may receive confidential information concerning clients and potential clients. To maintain client confidence and trust, this information must be handled with integrity and discretion. Generally, confidential information about a client should never be communicated to anyone who does not have a need to know, and where appropriate, to the participants involved in a specific transaction. A judgment about who needs to know about client information depends on the facts and circumstances.  Examples of persons who may need to know include senior management and Compliance support. In the event confidential client information is communicated, the recipient of the information should be advised of its confidential nature, that it is given solely to fulfill his or her responsibilities with the client and that it is not to be disclosed in any other form to any other person.

PERSONAL SECURITIES HOLDINGS FOR “ACCESS” PERSONS
Certain covered persons “covered persons” are considered “access” persons.  An access person is a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. All holdings and accounts, where an access person has a direct or indirect beneficial ownership or the ability to exercise control and any account belonging to a dependent family member of the same household (including a trust) are subject to trade monitoring.  The firm allows access persons to maintain personal securities accounts and/or holdings through Merlin Asset Management.
All outside accounts are reportable except:
•	Managed accounts where there is no direct or indirect influence or control over the account
•	401(k) and 403(b) accounts that hold mutual funds and ETFs only
•	Accounts held directly at mutual fund companies
•	Variable annuities held directly at the carrier
•	Accounts held directly at 529 plans
PERSONAL SECURITIES TRANSACTIONS
All Access persons must comply with policies regarding personal securities transactions.
•	Purchases of limited or private offerings require pre-approval from the Compliance Department prior to proceeding with a transaction.
•	Access persons are prohibited from acquiring any securities in an initial public offering without prior written approval from the Compliance Department.
•
If an officer or employee desires to purchase or sell a security which is being purchased or sold for the account(s) of one or more clients, such officer or employee shall delay execution of his or her own transaction(s) until after or along with the client transaction.

Access persons are required to adhere to firm policy concerning restricted trading periods that may be in place from time to time.
TRANSACTION REPORTS
The Rule requires all access persons to report certain securities and transaction information on a periodic basis.

Quarterly Transaction Reports
Access persons must agree to allow the firm access to their quarterly statements involving reportable securities within 30 days of each calendar quarter-end. Purchases or sales subject to an automatic dividend reinvestment plan need not be reported. Transactions held outside of a brokerage account must be reported within 30 days of each calendar quarter-end.
Holdings Reports
Within ten days of becoming associated with the firm, access persons must provide holding information for all reportable securities. All holdings reports must be current as of a date not more than 45 days before becoming an access person. Holdings information must be updated on an annual basis after that and must be current as of a date not more than 45 days before the date the holdings report is submitted.
Transactions held outside of a brokerage account must be reported within 30 days of each calendar quarter-end directly to the Chief Compliance Officer.
Annual Holding Report
A separate annual holding report is not required but captured as part of the quarterly transaction reporting requirement.
Reportable Securities
All securities are reportable (reportable securities) on the periodic reporting, except:
•	Direct obligations of the U.S. government
•	Money market instruments (bankers’ acceptances, bank certificates of deposit,
•
Commercial paper, repurchase agreements and other high-quality short-term debt instruments), where “high-quality short-term debt instrument” is defined to mean any instrument having a maturity at issuance of fewer than 366 days and which is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality

•	Shares issued by money market funds
•	Shares issued by open-end mutual funds (other than exchange-traded funds)
•	Shares issued by open-end unit investment trusts (other than exchange-traded funds)
STANDARDS OF BUSINESS CONDUCT
The firm requires all covered persons to conduct all business dealings in an ethical fashion and to abide by not only the technical requirements of this Code but also to the spirit in which it is intended.
VIOLATIONS OF THE CODE
Any violation or noncompliance with the Code must be immediately reported to the Chief Compliance Officer. Examples include non-compliance with applicable rules and regulations, fraud, or illegal acts involving any aspect of the firm’s business, material misstatements in client records or reports or any activity that is harmful to clients. Any violation of the Code may result in disciplinary action including but not limited to warnings, fines, disgorgement, suspension, demotion or termination of employment or licensing.

ACKNOWLEDGMENT OF RECEIPT OF CODE
All covered persons are required to acknowledge receipt annually and agree to comply with this Code as well as any amendments to the Code that may be delivered.  Acknowledgment and agreement are captured through the Smart-RIA tool.